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                         [STIKEMAN, ELLIOTT LETTERHEAD]

(416) 869-5500

                                              December 13, 1996


DELIVERED


Potash Corporation of Saskatchewan Inc.
Suite 500
122 - 1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3


Dear Sirs:


                POTASH CORPORATION OF SASKATCHEWAN INC.
                - REGISTRATION STATEMENT ON FORM S-4 REGISTERING
                8,042,809 COMMON SHARES (THE "REGISTRATION STATEMENT")

                We have acted as counsel to Potash Corporation of Saskatchewan Inc. (the "Corporation") in connection with the issue of 8,042,809 additional common shares of the Corporation (the "Shares") issuable pursuant to the Agreement and Plan of Merger dated as of September 2, 1996, as amended, among the Corporation, Arcadian Corporation and PCS Nitrogen, Inc., a wholly owned subsidiary of the Corporation (the "Agreement and Plan of Merger").

                We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents of incorporation and the by-laws of the Corporation and resolutions of the directors of the Corporation with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Corporation, employees of the registrar and transfer agent of the Corporation, corporate records and other documents as we have deemed relevant or necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified copies or facsimiles thereof. We have also relied on the resolutions of the board of directors of the Corporation as to the
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adequacy of the consideration received by the Corporation for the issue of the
Shares.

        We are barristers and solicitors qualified to practice law in the Provinces of Ontario, Quebec, Alberta and British Columbia. Except as indicated in the following sentence, our opinion expressed below is limited to the laws of such Provinces and of Canada applicable therein and should not be relied upon, nor is it given, in respect of the laws of any other jurisdiction. To the extent that our opinion expressed below relates to the laws of the Province of Saskatchewan, we have relied on the opinion of Robertson Stromberg, Saskatchewan counsel to the Corporation in connection with the issue of the Shares.

        For the purposes of our opinion expressed below, we have assumed that the Corporation has complied or will comply with all applicable regulatory requirements, including the requirements of any stock exchanges upon which the Shares shall be listed, relating to the creation, offer, issue and sale of such Shares.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and upon consummation of the merger pursuant to the terms of the Agreement and Plan of Merger will be legally issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

        Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to Stikeman, Elliott under the caption "Legal Matters" as having passed upon the legality of the Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                        Yours very truly,

                                                        /s/ STIKEMAN, ELLIOTT